Exhibit 10.4

Execution Version

AMENDMENT NO. 1 AND CONSENT TO THIRD

AMENDED AND RESTATED MULTI-CURRENCY NOTE PURCHASE

AND PRIVATE SHELF AGREEMENT

AMENDMENT NO. 1 AND CONSENT TO THIRD AMENDED AND RESTATED MULTICURRENCY NOTE PURCHASE AND PRIVATE SHELF AGREEMENT, dated as of December 30, 2022 (this “Agreement”), is among MSA SAFETY INCORPORATED, a Pennsylvania corporation (the “Company”), each of the Guarantors signatory hereto, PGIM, INC. (“Prudential”) and each of the holders of Notes (as defined below) (collectively, the “Noteholders”).

RECITALS;

A.

The Company, Prudential and the Noteholders previously entered into that certain Third Amended and Restated Multi-Currency Note Purchase and Private Shelf Agreement dated as of July 1, 2021 (as in effect immediately prior to giving effect to this Agreement, the “Existing Shelf Agreement” and as amended by this Agreement and as may be further amended, restated, supplemented or otherwise modified from time to time, the “Shelf Agreement”), pursuant to which the Company (i) previously issued and sold to certain of the Noteholders $100,000,000 in aggregate principal amount of its 4.00% Amended and Restated Series A Senior Notes due October 13, 2021 (as the same may be amended, restated, supplemented or modified from time to time, collectively, the “Series A Notes”), (ii) previously issued and sold to certain of the Noteholders £54,945,054.94 in aggregate principal amount of its 3.40% Series B Senior Notes due January 22, 2031 (as the same may be amended, restated, supplemented or modified from time to time, collectively, the “Series B Notes”), (iii) previously issued and sold to certain of the Noteholders $100,000,000 in aggregate principal amount of its 2.69% Series C Senior Notes due July 1, 2036 (as the same may be amended, restated, supplemented or modified from time to time, collectively, the “Series C Notes”) and (iv) authorized the issuance and sale from time to time (within limits prescribed by Prudential under the Existing Shelf Agreement) of its additional senior promissory notes in an aggregate principal amount up to the Available Facility Amount (as the same may be amended, restated, supplemented or modified from time to time, collectively, the “Shelf Notes” and together with the Series A Notes, the Series B Notes and the Series C Notes, collectively, the “Notes”) (the “Facility”).

B.	The Company has informed Prudential and the Noteholders that it is contemplating two transactions, each of which is more particularly described as set forth below:

(a)	Project Leo

(i)     General Description. Project Leo contemplates the ultimate transfer to a newly-formed subsidiary of MSAW of the operating assets and specified liabilities of Mine Safety Appliances Company, LLC, a Pennsylvania limited liability company (“MSA”), through a statutory division and subsequent merger; after giving effect to such statutory division, MSA, as a surviving entity thereunder, will retain cash, marketable securities, certain insurance rights applicable to its retained liabilities, certain deferred tax assets, and all of its liabilities relating to asbestos, silica, coal dust, and PFAS and foam-related claims. Immediately prior to the effectiveness of the division, MSAW will make a cash capital contribution in the amount of $41.3 million to MSA (the “FMV Contribution”), which amount represents the net fair market value (the “FMV”) of the operating assets and specified liabilities to be transferred. The FMV was determined by MSAW based on a valuation performed by Kroll, LLC (formerly Duff & Phelps) (“Kroll”), as evidenced by a fairness opinion dated December 28, 2022 delivered by Kroll to the Board of Managers of MSA prior to making the FMV contribution (the “Kroll Fairness Opinion”). Following the Plan of Division and the transactions contemplated by the Merger Agreement, and in accordance therewith, MSA Safety Jacksonville Manufacturing, LLC, a newly formed Pennsylvania limited liability company (“MSAJ”) and a Wholly-Owned Subsidiary of MSAW, shall be the ultimate transferee of the operating assets and specified liabilities described as the “MSA SJM Assets” and the “MSA SJM Liabilities” in the Plan of Division (as defined below). The foregoing project and the transactions contemplated thereunder, are hereinafter generally referred to as “Project Leo”.

(ii)	Detailed Description. A more detailed description of Project Leo and the transactions to be consummated thereunder is as follows:

(1)

MSA has entered into that certain Plan of Division, dated as of December 29, 2022, in the form delivered to Prudential and the Noteholders on or prior to the date hereof (the “Plan of Division”) providing for the division of MSA into two Pennsylvania limited liability companies on January 3, 2023: MSA and a new limited liability company created through the Plan of Division to be known as MSA SJM, LLC (“MSA SJM”). Under the Plan of Division:

(i)	MSA SJM will retain the MSA SJM Assets and MSA SJM Liabilities (each as defined and described in the Plan of Division).

(ii)	MSA will retain the Surviving Company Assets and Surviving Company Liabilities (each as defined and described in the Plan of Division).

(2)

Prior to the effectiveness of the Division (such term, and the use of such term hereafter, in each case, has the meaning assigned to such term in the Plan of Division), MSAW will make the FMV Contribution to MSA. The amount of the FMV Contribution represents the net fair market value of the MSA SJM Assets less the MSA SJM Liabilities, consistent with the Kroll Fairness Opinion. The capital contribution would be funded by a borrowing under the Bank Credit Agreement.

(3)	After the effectiveness of the Division:

(i)	MSA SJM will merge into MSAJ, with MSAJ as the surviving entity (the “Merger”), pursuant to an Agreement and Plan of Merger entered as of January 3, 2023 (the “Merger Agreement”).

(ii)

MSAW will make an additional cash capital contribution to MSA in an amount not to exceed $173 million, in order to achieve the desired level of capitalization of MSA for the Equity Sale (as defined below) (the “Capitalization Contribution”). The Capitalization Contribution would be funded by a borrowing under the Bank Credit Agreement.

(4)	Upon the effectiveness of the Division and the Merger, MSAJ will employ the employees currently employed by MSA.

(b)	Project Horizon

(i)     General Description. Project Horizon contemplates, on the second (2nd) Business Day after the completion of the Division and other transactions contemplated by Project Leo, the sale by MSAW to an unrelated third party of its entire equity interest in MSA (the “Equity Sale”) pursuant to a Membership Interest Purchase Agreement (as defined below) and the related Transaction Documents (as such term is defined in the Membership Interest Purchase Agreement; the Membership Interest Purchase Agreement and such Transaction Documents are collectively, the “Equity Sale Documents”). Immediately prior to the closing of the Equity Sale, MSA’s assets and liabilities will consist of the Surviving Company Assets and the Surviving Company Liabilities. The foregoing project and the transactions contemplated thereunder, are hereinafter generally referred to as “Project Horizon”; Project Horizon and Project Leo are hereinafter collectively referred to as the “Transactions”.

(ii)	Detailed Description. A more detailed description of the contemplated Project Horizon transaction is as follows:

(1)	On the second (2nd) Business Day following the effectiveness of the Division:

(i)

MSAW will pay in full the outstanding principal amount and accrued interest owed to MSA on the MSACL Promissory Notes in an amount not to exceed $112 million (the “Subordinated Debt Payment”). The Subordinated Debt Payment will be funded by a borrowing under the Bank Credit Agreement.

(ii)

MSAW, MSA, Sag Main Holdings, LLC (“MSACL Buyer”) and MSAJ (solely in the case of MSAJ, with respect to the indemnity provisions set forth in the Membership Interest Purchase Agreement) will (a) enter into that certain Membership Interest Purchase Agreement, substantially in the form delivered to Prudential and the Noteholders on or prior to the date hereof (the “Membership Interest Purchase Agreement”) and the other Equity Sale Documents and (b) close the Equity Sale.

(2)

Immediately following the closing of the Equity Sale, the Guarantors and MSAJ (as a guarantor) will enter into a new unsecured term loan facility to be arranged by PNC, and provided by PNC and certain other financial institutions (with PNC acting as administrative agent thereunder), in an aggregate principal amount not to exceed $250 million (the “2022 Term Loan Credit Agreement”). The 2022 Term Loan Credit Agreement will provide for a single delayed draw term loan. The proceeds of the draw under the 2022 Term Loan Credit Agreement shall be substantially used to repay a portion of the borrowings to be made under the Bank Credit Agreement referred to under the description of Project Leo and this description of Project Horizon.

C.

The Company has advised Prudential and the Noteholders that a number of the specific actions (including, without limitation, certain of the actions described above) that the Company and its Subsidiaries intend to consummate in connection with Project Leo and Project Horizon (collectively, the “Contemplated Actions”) are expressly prohibited by certain provisions of the terms of the Shelf Agreement (collectively, the “Restrictive Covenants”). Such Restrictive Covenants, and the applicable Contemplated Actions that would contravene such Restrictive Covenants, are more particularly described in Annex B attached hereto.

D.

The Company has requested that Prudential and the Noteholders (i) consent to the Contemplated Actions and (ii) amend certain terms and provisions of the Existing Shelf Agreement, and, subject to the terms and conditions set forth in this Agreement, Prudential and each of the Noteholders have agreed to such amendments and consents as more fully set forth herein.

AGREEMENT:

NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	DEFINITIONS.

Except as otherwise defined in this Agreement, capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Shelf Agreement.

2.	CONSENT.

Subject to the satisfaction of the conditions set forth in Section 5 hereof (but subject to the terms of Section 6 hereof), the holders of the Notes hereby consent to each of the Contemplated Actions (collectively, the “Consents”).

3.	AMENDMENTS.

If all of the conditions set forth in Section 5 and Section 6(a) hereof are satisfied on or prior to the Deadline Date (as defined below) (the date of such satisfaction, the “Amendment No. 1 Effective Date”), the parties hereto agree that, effective as of the Amendment No. 1 Effective Date, the Existing Shelf Agreement shall automatically be deemed to be amended (such amendments, collectively, the “Amendments”) as follows:

(i)    Section 8.1(e) (MSA Separateness) of the Existing Shelf Agreement is hereby amended and restated in its entirety to read as follows:

“(e)    [Reserved];”

(ii)    Section 8.1(n) (MSA Affiliate Transaction Document Amendments) of the Existing Shelf Agreement is hereby amended and restated in its entirety to read as follows:

“(n)    [Reserved];”

(iii)    Section 8.1 (Financial and Business Information) of the Existing Shelf Agreement is hereby amended by inserting a new clause (o) immediately after clause (n) thereof to read as follows:

“(o)    Notices Regarding MSA Membership Interest Purchase Agreement – promptly and in any event within five days after a Responsible Officer of any Obligor becoming aware of (i) any indemnification claim under Section 5.2 of the MSA Membership Interest Purchase Agreement involving an amount in excess of $10,000,000.00, (ii) any material breach or violation of the MSA Membership Interest Purchase Agreement, or (iii) any written amendment, supplement or other modification to any provision of the MSA Membership Interest Purchase Agreement, a written notice specifying (x) in the case of clauses (i) and (ii) above, the nature of any such indemnification claim, breach or violation under or in respect of the MSA Membership Interest Purchase Agreement, the amount of any such indemnification claim, the period of existence of any such breach or violation, and what action the Company is taking or proposes to take with respect thereto, and (y) in the case of clause (iii) above, a copy of any such amendment, supplement or other modification to the MSA Membership Interest Purchase Agreement.”

(iv)    Except to the extent relevant to the calculation of amounts to determine compliance with Section 11.14 (Minimum Fixed Charges Coverage Ratio) and Section 11.16 (Maximum Net Leverage Ratio) for periods ended on or before the MSA Sale Date, Section 8.2(d) (MSA Reconciliation) of the Existing Shelf Agreement is hereby deleted and restated in its entirety to read as follows:

“(d)    [Reserved].”

(v)    Section 10.9 (Most Favored Lender) of the Existing Shelf Agreement is hereby amended by inserting the words “2022 Term Loan Credit Agreement,” immediately after each reference to “Bank Credit Agreement,” set forth therein.

(vi)    Clause (j) of Section 11.1 (Indebtedness) of the Existing Shelf Agreement is hereby amended and restated in its entirety to read as follows:

“(j)    [Reserved];”

(vii)    Clause (a) of Section 11.2 (Liens) of the Existing Shelf Agreement is hereby amended by inserting the words “or the 2022 Term Loan Credit Agreement” immediately after the words “Bank Credit Agreement” in clause (x) thereof.

(viii)    Clause (b) of Section 11.2 (Liens) of the Existing Shelf Agreement is hereby amended and restated in its entirety to read as follows:

“(b)    [reserved].”

(ix)    Section 11.3 (Guaranties) of the Existing Shelf Agreement is hereby amended to delete the last sentence set forth therein in its entirety.

(x)    Clause (i) of Section 11.4 (Loans and Investments) of the Existing Shelf Agreement is hereby amended and restated in its entirety to read as follows:

“(i)    [Reserved]; and”

(xi)    Section 11.7 (Affiliate Transactions) of the Existing Shelf Agreement is hereby amended and restated in its entirety to read as follows:

“11.7.    Affiliate Transactions.

The Company shall not, and shall not permit any of its Subsidiaries to, enter into or carry out any transaction with any Affiliate of any Obligor (including purchasing property or services from or selling property or services to any Affiliate of any Obligor) unless (a) such transaction involves the provision of corporate services by MSAW to the Company and its Subsidiaries, (b) such transaction is solely between Obligors, or (c) such transaction is not otherwise prohibited by this Agreement, is entered into in the ordinary course of business upon fair and reasonable arms-length terms and conditions no less favorable to the Company or such Subsidiary than the Company or such Subsidiary would obtain in a comparable arm’s length transaction and is in accordance with all applicable Law.”

(xii)    Section 11.11 (Non-Consolidation of MSA) of the Existing Shelf Agreement is hereby amended and restated in its entirety to read as follows:

“11.11.    [Reserved].”

(xiii)    Section 11.12 (Changes in Organizational Documents) of the Existing Shelf Agreement is hereby amended to delete the last sentence set forth therein in its entirety.

(xiv)    Section 11.16 (Maximum Net Leverage Ratio) of the Existing Shelf Agreement is hereby amended and restated in its entirety to read as follows:

“11.16    Maximum Net Leverage Ratio.

The Company shall not permit the Net Leverage Ratio calculated as of the end of each fiscal quarter of the Company for the period equal to four (4) consecutive fiscal quarters then ended, to be greater than (a) for the fiscal quarter ending December 31, 2022, 3.50 to 1.0, (b) from January 1, 2023 through and including the end of the fiscal quarter ending immediately prior to the Step-Down Date, 3.75 to 1.00 (such period, the “Leverage Step-Up Period”), or (c) for the fiscal quarter ending on the Step-Down Date and for each fiscal quarter ending thereafter, 3.50 to 1.00; provided that during any Acquisition Period, as applicable, the ratio set forth in the foregoing clauses (a) through (c) may be increased to 4.00 to 1.00 (stepping down to the applicable ratio set forth in the foregoing clauses (a) through (c), as applicable, as of the last day of the first fiscal quarter ending after the Acquisition Period).

If, during the period specified in clause (a) above, the Company’s Net Leverage Ratio as of the end of any fiscal quarter ending during such period shall exceed 3.50 to 1.0, then the interest rate applicable to the Notes shall increase by 0.25% (25 basis points) during the period from (and retroactive to) the first day of such fiscal quarter until the end of such fiscal quarter (such increase, the “Leverage Interest Rate Step-Up”). The Leverage Interest Rate Step-Up shall apply with respect to any subsequent fiscal quarter ending during the period specified in clause (a) above to the extent the Company’s Net Leverage Ratio as of the end of any such fiscal quarter shall exceed 3.50 to 1.0.

If, during the continuance of any Acquisition Period, the Company’s Net Leverage Ratio as of the end of any fiscal quarter ending during such Acquisition Period shall exceed 4.00 to 1.0, then the interest rate applicable to the Notes shall increase by 0.125% (12.5 basis points) during the period from (and retroactive to) the first day of such fiscal quarter until the end of such fiscal quarter (such increase, the “Acquisition Spike”). The Acquisition Spike shall apply with respect to any subsequent fiscal quarter ending during the Acquisition Period to the extent the Company’s Net Leverage Ratio as of the end of any such fiscal quarter shall exceed 3.50 to 1.0.”

(xv)    Section 11.17 (Amendment, Etc. of Indebtedness) of the Existing Shelf Agreement is hereby amended and restated in its entirety to read as follows:

“11.17    Amendment, Etc. of Indebtedness and MSA Membership Interest Purchase Agreement.

The Company covenants and agrees that it shall not amend, modify or change in any manner any term or condition of (a) any Indebtedness, including, but not limited to the Bank Credit Agreement, the NYL Note Facility, the 2022 Term Loan Credit Agreement or any agreement evidencing any Material Indebtedness, except for (i) any refinancing, refunding, renewal or extension thereof permitted by Section 11.1, (ii) any increase in the Indebtedness permitted under the terms of any such Indebtedness and this Agreement, or (iii) changes and amendments which (A) do not materially and adversely affect the rights and privileges or the interests of the holders of Notes under this Agreement or the Notes and (B) are not materially more restrictive on the Obligors, taken as a whole, than those set forth in this Agreement; or (b) the MSA Membership Interest Purchase Agreement, except for changes and amendments which (i) do not materially and adversely affect the rights and privileges or the interests of the holders of Notes under this Agreement or the Notes and (ii) are not materially more restrictive on the Obligors or materially impair any of the rights or remedies of the Obligors thereunder; provided that, without limiting the foregoing, any amendment, modification or other change to Sections 4.2, 4.4, 4.6, 4.11 or 5 of the MSA Membership Interest Purchase Agreement shall require the consent of the Required Holders hereunder.

(xvi)    Clause (k) of Section 12 (Events of Default) of the Existing Shelf Agreement is hereby amended and restated in its entirety to read as follows:

“(k)    [Reserved]; or”

(xvii)    Except to the extent used in the calculation of amounts to determine compliance with Section 11.14 (Minimum Fixed Charges Coverage Ratio) and Section 11.16 (Maximum Net Leverage Ratio) for periods ended on or before the MSA Sale Date, Section 23.3(f) of the Existing Shelf Agreement is hereby amended and restated in its entirety to read as follows:

“(f)    [Reserved].”

(xviii)    Schedule B (Defined Terms) to the Existing Shelf Agreement is hereby amended to delete the following defined terms in their entirety, except to the extent used in the calculation of amounts to determine compliance with Section 11.14 (Minimum Fixed Charges Coverage Ratio) and Section 11.16 (Maximum Net Leverage Ratio) for periods ended on or before the MSA Sale Date:

“APR Manufacturing Agreement”

“IP License Agreement”

“MSA”

“MSA Affiliate Transaction Documents”

“MSA Company Group”

“MSA Governing Documents”

“MSACL Promissory Notes”

“MSACL-MSA Safety Closing Date Promissory Note”

“MSACL-MSA Safety Promissory Notes”

“MSACL-MSAW Promissory Note”

“Permitted MSA Loans”

“R&D Agreement”

“Transition Services Agreement”

(xix)    The definition of “Change in Control” set forth in Schedule B (Defined Terms) to the Existing Shelf Agreement is hereby amended by inserting the words “, the 2022 Term Loan Credit Agreement” immediately after the words “Bank Credit Agreement” in clause (b) of such definition.

(xx)    The definitions of “Intercompany Sales Agreement,” “Shared Services Agreement” and “Tax Sharing Agreement” set forth in Schedule B (Defined Terms) to the Existing Shelf Agreement are hereby amended to remove the reference to MSA as a party to those agreements.

(xxi)    The definition of “Most Favored Lender Notice” set forth in Schedule B (Defined Terms) to the Existing Shelf Agreement is hereby amended by inserting the words “the 2022 Term Loan Credit Agreement,” immediately after the words “Bank Credit Agreement,” set forth in such definition.

(xxii)    The definition of “Remaining Scheduled Payments” set forth in Schedule B (Defined Terms) to the Existing Shelf Agreement is hereby amended by inserting the words “or a Leverage Interest Rate Step-Up” immediately after the words “occurrence of an Acquisition Spike” set forth in the parenthetical in such definition.

(xxiii)    The following defined terms set forth in Schedule B (Defined Terms) to the Existing Shelf Agreement are hereby amended and restated in their entirety to read respectively as follows:

“Additional Subsidiary Guarantor” means, at any time, (a) each Subsidiary of the Company that guarantees, or agrees with the lender or noteholder counterparties (or is otherwise contractually obligated) to provide credit support for, all or any part of the obligations of the Company or any Domestic Subsidiary under, or in respect of, the Bank Credit Agreement, the 2022 Term Loan Credit Agreement or the NYL Note Facility, or (b) each Domestic Subsidiary that is a borrower, issuer or other obligor under, or in respect of, the Bank Credit Agreement, the 2022 Term Loan Credit Agreement or the NYL Note Facility.

“Affiliate” means, at any time, (a) with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, (b) with respect to the Company, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests and (c) with respect to Prudential, shall include any managed account, investment fund or other vehicle for which Prudential or any Prudential Affiliate acts as investment advisor or portfolio manager. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Guarantor” means separately, and “Guarantors” means collectively, (a) the Initial Subsidiary Guarantors, (b) MSAW, (c) MSA Advanced Detection, LLC, a Pennsylvania limited liability company, (d) MSA Safety Development, LLC, a Pennsylvania limited liability company, (e) MTL, (f) MIL, (g) Globe Holding Company, LLC, a New Hampshire limited liability company, (h) Safety io, LLC, a Pennsylvania limited liability company, (i) MSA Safety Sales, (j) MSA Safety Pittsburgh, (k) Bacharach Holding Corp., a Delaware corporation, (l) Bacharach, Inc., a Delaware corporation, (m) subject to the terms of Section 6(b) of the First Amendment Agreement, MSAJ, and (n) each other Person which executes and delivers a Note Guarantee pursuant to Section 5.11, Section 10.10 or otherwise on or after the Series A Closing Day.

(xxiv)    Except to the extent used in the calculation of amounts to determine compliance with Section 11.14 (Minimum Fixed Charges Coverage Ratio) and Section 11.16 (Maximum Net Leverage Ratio) for periods ended on or before the MSA Sale Date, the following defined terms set forth in Schedule B (Defined Terms) to the Existing Shelf Agreement are hereby amended and restated in their entirety to read respectively as follows:

“Consolidated Funded Indebtedness” means, for any period of determination, (i) the principal balance of the Notes and all obligations of the Company and its Subsidiaries for borrowed money (including, without limitation, Capital Lease Obligations), plus (ii) (without duplication) contingent liabilities related to letters of credit and guaranties of the Company and its Subsidiaries, in each case determined and consolidated for the Company and its Subsidiaries in accordance with GAAP.

“Interest Charges” means, for any period of determination, the sum (without duplication) of the following (in each case, eliminating all offsetting debits and credits between the Company and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP): (a) all interest in respect of Indebtedness of the Company and its Subsidiaries (including imputed interest on Capital Lease Obligations) deducted in determining Consolidated Net Income for such period, together with all interest capitalized or deferred during such period and not deducted in determining Consolidated Net Income for such period, and (b) all debt discount and expense amortized or required to be amortized in the determination of Consolidated Net Income for such period.

“Subsidiary” of any Person at any time shall mean any corporation, trust, partnership, limited liability company or other business entity of which more than fifty percent (50.00%) of the outstanding voting securities or other interests normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries. Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

(xxv)    Schedule B (Defined Terms) to the Existing Shelf Agreement is hereby amended by inserting the following new definitions in their correct alphabetical order:

“Leverage Interest Rate Step-Up” is defined in Section 11.16.

“Leverage Step-Up Period” is defined in Section 11.16.

“MSA Membership Interest Purchase Agreement” means that certain Membership Interest Purchase Agreement entered, or to be entered, on or about the MSA Sale Date, by and among MSAW, Mine Safety Appliances Company, LLC, MSACL Buyer and MSAJ.

“MSA Sale Date” means the date on which the outstanding equity of MSA is sold by MSAW to MSACL Buyer pursuant to the provisions of the MSA Membership Interest Purchase Agreement.

“MSACL Buyer” means Sag Main Holdings, LLC.

“MSAJ” means MSA Safety Jacksonville Manufacturing, LLC, a Pennsylvania limited liability company (as successor to MSA SJM, LLC, a Pennsylvania limited liability company, pursuant to the Merger Agreement (as defined in the First Amendment Agreement)).

“First Amendment Agreement” means that certain Amendment No. 1 and Consent to Third Amended and Restated Shelf Agreement, dated as of December 30, 2022, by and among the Company, each of the Guarantors signatory thereto, Prudential and each of the holders of Notes.

“Step-Down Date” means March 31, 2024.”

“2022 Term Loan Credit Agreement” means that certain Credit Agreement to be entered into on or about January 5, 2023 by and among the Company, as borrower, the Guarantors (as defined therein) party thereto, the Lenders (as defined therein) party thereto and PNC Bank, National Association as administrative agent, as the same may be amended, restated, supplemented, modified, renewed, extended, replaced or refinanced from time to time to the extent permitted by the terms hereof.”

(xxvi)    Schedule 6.2 (Subsidiaries) to the Existing Shelf Agreement is hereby amended and restated in its entirety to read as set forth on Annex A attached hereto.

4.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

To induce Prudential and the Noteholders to enter into this Agreement, and to agree to the Amendments and Consents, the Company represents and warrants, on the date of this Agreement and on the Amendment No. 1 Effective Date, that:

(a)    Organization; Power and Authority.

Each Obligor is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation, partnership or limited liability company and is in good standing in each jurisdiction in which such qualification is required by law, except where the failure to be licensed or qualified would not reasonably be expected to have a Material Adverse Effect. Each Obligor has the necessary corporate, partnership or limited liability company power and authority to execute and deliver this Agreement and to perform the provisions hereof.

(b)    Authorization, etc.

This Agreement has been duly authorized by all necessary corporate, partnership or limited liability company action on the part of the Obligors, and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of the Obligors, enforceable in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar, laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)    No Defaults.

After giving effect to the Consents contemplated hereby, no Default or Event of Default has occurred and is continuing (i) as of the date of this Agreement or (ii) as of the Amendment No. 1 Effective Date after giving effect to the consummation of all of the Contemplated Actions, the consummation of the Transactions and the Amendments contemplated hereby.

(d)    Governmental Authorizations, Etc.

No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required to be obtained by the Company or the Guarantors in connection with the execution, delivery or performance by the Company or the Guarantors of this Agreement.

(e)    No Amendment, Waiver or Consent Fees.

No fee or other consideration has been paid, is payable or will be paid, directly or indirectly, by the Company to any Person party to the Bank Credit Agreement or the NYL Note Facility (or any agent for any such Person), as an inducement to such Person’s execution and delivery of (i) that certain letter agreement, dated December 30, 2022, among the Company, MSA UK Holdings Limited, MSA Great Britain Holdings Limited, MSA International Holdings B.V., PNC Bank, National Association, as administrative agent, and the lenders party thereto, amending the Bank

Credit Agreement (the “Bank Credit Agreement Consent”), (ii) that certain Amendment No. 1 and Consent to Second Amended and Restated Master Note Facility dated as of December 30, 2022 by and between the Company, NYL Investors LLC and each of the noteholders party thereto amending the NYL Note Facility (the “NYL Note Facility Consent”), or (iii) any related amendment, waiver or consent to or under any other loan agreement, note purchase agreement, indenture or other agreement evidencing any other Indebtedness of the Company executed in connection with the Transactions.

(f)    Effect of Amendments and Consent; Guarantors.

(i) The Existing Shelf Agreement as hereby amended shall continue in full force and effect.

(ii) Each Guarantor required to guarantee the Notes pursuant to Section 10.10 of the Shelf Agreement has executed and delivered to the Noteholders a Note Guarantee in favor of the holders from time to time of the Notes, and such Note Guarantees are in full force and effect.

(g)    No Litigation.

There is no litigation, investigation or proceeding before or by any arbitrator or Governmental Authority which is continuing or threatened against any Obligor or against the officers or directors of any Obligor (a) in connection with this Agreement and the other documents, instruments and agreements executed in connection herewith, or (b) except as disclosed in the Company’s Annual Reports or Quarterly Reports filed with the Securities and Exchange Commission prior to the Amendment No. 1 Effective Date (which such documents are filed for public availability on the EDGAR website), which could reasonably be expected to result in a Material Adverse Effect.

(h)    Existing Representations and Warranties.

All representations and warranties set forth in the Shelf Agreement are true and correct on the date hereof as if made again on and as of the date hereof (except those, if any, which by their terms specifically relate only to an earlier date).

5.	CONDITIONS PRECEDENT.

Subject to Section 6 hereof, the Consents contemplated by this Agreement (but not the Amendments) shall be effective upon the satisfaction of each of the following conditions precedent in a manner reasonably satisfactory to Prudential and the Required Holders on or prior to the Deadline Date (as defined below):

(a)    Execution and Delivery of this Agreement.

All parties hereto shall have executed and delivered a counterpart of this Agreement.

(b)    Related Documentation.

Prudential and the Noteholders shall have received fully executed copies of the following, each in form and substance satisfactory to Prudential and the Required Holders:

(i)    the Bank Credit Agreement Consent;

(ii)    the NYL Note Facility Consent; and

(iii)    such other documents in connection with the transactions contemplated by this Agreement, Project Leo or Project Horizon as Prudential or the Required Holders or their counsel may reasonably request.

(c)    Transaction Documentation.

Prudential and the Noteholders shall have received:

(i)    an executed copy of the Plan of Division of MSA, in form and substance satisfactory to Prudential and the Required Holders; and

(ii)    substantially final drafts of the following, each in form and substance satisfactory to Prudential and the Required Holders:

(A)	the 2022 Term Loan Credit Agreement;

(B)	the Merger Agreement between MSA SJM and MSAJ; and

(C)	the Equity Sale Documents.

(d)    Kroll Fairness Opinion and Solvency Opinion.

Prudential and the Noteholders shall have received (i) an executed copy of the Kroll Fairness Opinion, and (ii) an executed copy of the Solvency Opinion prepared by Kroll, dated December 28, 2022, concerning the solvency of MSA immediately prior to, and after giving effect to, the Transactions, each in form and substance satisfactory to Prudential and the Required Holders.

(e)    No Default.

After giving effect to the Consents contemplated hereby, no Event of Default shall have occurred and be continuing (i) as of the date of this Agreement or (ii) as of the Amendment No. 1 Effective Date after giving effect to the consummation of all of the Contemplated Actions and the consummation of the Transactions.

(f)    Costs and Expenses.

The Company shall have paid all costs and reasonable expenses of the Noteholders relating to this Agreement due on the execution date hereof in accordance with Section 7(f) hereof (including, without limitation, any reasonable attorney’s fees and disbursements).

(g)    Closing Certificate.

Prudential and the Noteholders shall have received an Officer’s Certificate of the Company, dated as of the date hereof, (i) certifying that the representations and warranties set forth in Section 6 of the Shelf Agreement are true and correct as of the date hereof (in the case of Section 6.2 of the Shelf Agreement, after giving effect to the amendment to Schedule 6.2 provided for herein), except to the extent such representations and warranties were made as of a date certain, in which case such representations and warranties shall be true and correct as of such earlier date, (ii) certifying that the condition set forth in Section 5(e) hereof has been satisfied, and (iii) attaching copies of each of the documents identified in Section 5(c) hereof.

(h)    Proceedings Satisfactory.

Prudential, the Noteholders and their special counsel shall have received copies of such documents and papers (whether or not specifically referred to above in this Section 5) as they may have reasonably requested prior to such date and such documents shall be in form and substance satisfactory to them.

6.	CONDITIONS SUBSEQUENT.

(a)    Satisfaction of Conditions Subsequent before Deadline Date.

If the Company and its Subsidiaries do not satisfy each of the following conditions (or compliance with such conditions is not waived in writing by the Required Holders) on or before January 31, 2023 (the “Deadline Date”), (x) the Consents contemplated by this Agreement will automatically be deemed null and void and (y) the Amendments shall not be deemed to be and shall not become effective, and any Contemplated Action taken in contravention of any Restrictive Covenant will be deemed to be an immediate Event of Default under the Shelf Agreement:

(i)    Executed Transaction Documents. Prudential and the Noteholders shall have received fully executed copies of the following, each in substantially the form delivered to Prudential and the Noteholders pursuant to Section 5(c) hereof:

(A)	the 2022 Term Loan Credit Agreement;

(B)	the Merger Agreement between MSA SJM and MSAJ; and

(C)	the Equity Sale Documents.

(ii)    Consummation of Project Leo. The Company shall have delivered to the Noteholders evidence that the transactions described in paragraph (a)(ii) of Recital B hereto (under the heading “Project Leo”) have been consummated.

(iii)    Consummation of Project Horizon. The Company shall have delivered to the Noteholders evidence that the transactions described in paragraph (b)(ii) of Recital B hereto (under the heading “Project Horizon”) have been consummated within two Business Days following the consummation of Project Leo.

(iv)    No Event of Default. After giving effect to the consummation of the Transactions and the related Amendments and Consents contemplated hereby, no Event of Default shall have occurred and be continuing as of the Deadline Date.

(b)    Joinder of MSAJ.

Notwithstanding anything to the contrary contained in any provision of the Shelf Agreement, the Company hereby agrees that it shall cause MSAJ to execute and deliver (a) a Note Guarantee substantially in the form of Exhibit 10.10-A to the Shelf Agreement and otherwise in form and substance satisfactory to the Required Holders, and (b) such other documents, certificates, opinions and agreements as may be required pursuant to, and in accordance with, the provisions of Section 10.10 of the Shelf Agreement, no later than January 31, 2023 (such date, which may be extended by the Required Holders in their sole discretion, the “Joinder Deadline”). If the Company does not satisfy the requirements of this Section 6 by the Joinder Deadline, such failure shall constitute an immediate Event of Default under the Shelf Agreement. The parties hereby acknowledge and agree that MSAJ was formed on October 19, 2022, and that the provisions of this Section 6 be given retroactive effect as of such date.

7.	MISCELLANEOUS.

(a)    Effect of Amendments and Consent.

The Consents and Agreements contained herein shall be limited to the specific consents and agreements made herein. Except as expressly provided herein, (i) no terms or provisions of any agreement are modified, waived or changed by this Agreement, (ii) the terms of this Agreement shall not operate as a waiver by Prudential or any of the holders of the Notes of, or otherwise prejudice any of their respective rights, remedies or powers under, the Existing Shelf Agreement or any other Financing Document, or under any applicable law and (iii) the terms and provisions of the Existing Shelf Agreement and the other Financing Documents shall continue in full force and effect.

(b)    Successors and Assigns.

This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto.

(c)    Section Headings, etc.

The titles of the Sections appear as a matter of convenience only, do not constitute a part hereof and shall not affect the construction hereof. The words “herein,” “hereof,” “hereunder” and “hereto” refer to this Agreement as a whole and not to any particular Section or other subdivision.

(d)    Governing Law.

THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK EXCLUDING CHOICE- OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD PERMIT THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

(e)    Waivers and Amendments.

Neither this Agreement nor any term hereof may, be amended, changed, waived, discharged or terminated, except by written consent of the Company, Prudential and the Required Holders (or such other percentage of the holders of the Notes as may otherwise be required to amend the Shelf Agreement in accordance with Section 18 thereof).

(f)    Costs and Expenses.

Whether or not the Amendments and Consents become effective, the Company confirms its obligations under Section 16 of the Existing Shelf Agreement and agrees that, on the execution date hereof (or if an invoice is delivered subsequent to such date or if the Amendments and the Consents do not become effective, promptly, and in any event within 10 days of receiving any statement or invoice therefor), the Company will pay all out-of-pocket fees, costs and expenses reasonably incurred by the Noteholders relating to this Agreement, including, but not limited to, the statement for reasonable fees and disbursements of Akin Gump Strauss Hauer & Feld LLP, special counsel to the Noteholders, presented to the Company on or before the execution date hereof. The Company will also promptly pay (in any event within 10 days), upon receipt of any statement thereof, each additional statement for reasonable fees and disbursements of special counsel to the Noteholders rendered after the execution date hereof in connection with this Agreement.

(g)    Execution in Counterpart.

This Agreement may be executed in any number of counterparts (including those transmitted by electronic transmission (including, without limitation, facsimile and e-mail)), all of which taken together shall constitute one and the same agreement. Delivery of an executed signature page by facsimile or electronic transmission (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) shall be as effective as delivery of a manually signed counterpart hereof.

(h)    Entire Agreement.

This Agreement constitutes the final written expression of all of the terms hereof and is a complete and exclusive statement of those terms.

(i)    Company Ratification.

The Company hereby confirms, ratifies and agrees that the Financing Documents executed by it continue to be valid and enforceable against it in accordance with their respective terms as of the date hereof.

(j)    Reaffirmation of Note Guarantees and Intercompany Subordination Agreement.

Each of the Guarantors hereby (i) consents to this Agreement and the transactions contemplated hereby, (ii) confirms its obligations under the terms of the Note Guarantee to which it is a party and the Intercompany Subordination Agreement, (iii) acknowledges that such Note Guarantee continues in full force and effect in respect of, and to secure, the obligations under the Shelf Agreement, the Notes and the other Financing Documents, (iv) acknowledges that its obligations and liabilities under the Intercompany Subordination Agreement continue to be in full force and effect, and (v) acknowledges that, as of the date hereof and as of the Amendment No. 1 Effective Date, it has no defense, offset, counterclaim, right of recoupment or independent claim against the Noteholders with respect to such Note Guarantee, the Intercompany Subordination Agreement, the Shelf Agreement, the Notes or otherwise.

[Remainder of page intentionally left blank. Next page is signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by a duly authorized officer or agent thereof, as the case may be, as of the date first above written.

MSA SAFETY INCORPORATED

By:	/s/ Lee McChesney
Name:	Lee McChesney
Title:	Senior Vice President and Chief Financial Officer

GUARANTORS:

GENERAL MONITORS, INC.

By:	/s/ James M. Daugherty
Name:	James M. Daugherty
Title:	Vice President

MSA WORLDWIDE, LLC

By:	/s/ James M. Daugherty
Name:	James M. Daugherty
Title:	Assistant Treasurer

MSA ADVANCED DETECTION, LLC

By:	/s/ James M. Daugherty
Name:	James M. Daugherty
Title:	Vice President

MSA SAFETY DEVELOPMENT, LLC

By:	/s/ Richard W. Roda
Name:	Richard W. Roda
Title:	Secretary

MSA TECHNOLOGY, LLC

By:	/s/ James M. Daugherty
Name:	James M. Daugherty
Title:	Vice President

MSA INNOVATION, LLC

By:	/s/ James M. Daugherty
Name:	James M. Daugherty
Title:	Vice President

SAFETY IO, LLC

By:	/s/ Richard W. Roda
Name:	Richard W. Roda
Title:	Secretary

MSA SAFETY SALES, LLC

By:	/s/ Richard W. Roda
Name:	Richard W. Roda
Title:	Vice President and Secretary

MSA SAFETY PITTSBURGH MANUFACTURING, LLC

By:	/s/ Richard W. Roda
Name:	Richard W. Roda
Title:	Vice President and Secretary

MSA INTERNATIONAL, LLC

By:	/s/ James M. Daugherty
Name:	James M. Daugherty
Title:	President

GLOBE HOLDING COMPANY, LLC

By:	/s/ James M. Daugherty
Name:	James M. Daugherty
Title:	Vice President

BACHARACH HOLDING CORP.

By:	/s/ Tony Halli
Name:	Anthony J. Halli
Title:	Vice President

BACHARACH, INC.

By:	/s/ Tony Halli
Name:	Anthony J. Halli
Title:	Vice President

PRUDENTIAL:

PGIM, INC.

By:	/s/ Julie Langdon
Name:	Julie Langdon
Title:	Vice President

NOTEHOLDERS:

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ Julie Langdon
Name:	Julie Langdon
Title:	Vice President

ZURICH AMERICAN INSURANCE COMPANY

By:	Prudential Private Placement Investors, L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc. (as its General Partner)

	By:	/s/ Julie Langdon
	Name:	Julie Langdon
	Title:	Vice President

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

By:	PGIM, Inc.
as Investment Advisor

	By:	/s/ Julie Langdon
	Name:	Julie Langdon
	Title:	Vice President

PRUCO LIFE INSURANCE COMPANY

By:	/s/ Julie Langdon
Name:	Julie Langdon
Title:	Assistant Vice President

PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION

By:	PGIM, Inc.
as Investment Advisor

	By:	/s/ Julie Langdon
	Name:	Julie Langdon
	Title:	Vice President

PRUDENTIAL LEGACY INSURANCE COMPANY OF NEW JERSEY

By:	PGIM, Inc.
as Investment Advisor

	By:	/s/ Julie Langdon
	Name:	Julie Langdon
	Title:	Vice President

THE PRUDENTIAL LIFE INSURANCE COMPANY, LTD.

By:	Prudential Investment Management Japan Co., Ltd., as Investment Manager

	By:	PGIM, Inc.
as Sub-Advisor

		By:	/s/ Julie Langdon
		Name:	Julie Langdon
		Title:	Vice President

THE GIBRALTAR LIFE INSURANCE CO., LTD.

By:	PGIM Japan Co., Ltd., as Investment Manager

By:	PGIM, Inc., as Sub-Advisor

	By:	/s/ Julie Langdon
	Name:	Julie Langdon
	Title:	Vice President

PRUDENTIAL TERM REINSURANCE COMPANY

By:	PGIM, Inc., as investment manager

	By:	/s/ Julie Langdon
	Name:	Julie Langdon
	Title:	Vice President

PRUDENTIAL UNIVERSAL REINSURANCE COMPANY

By:	PGIM, Inc., as investment manager

	By:	/s/ Julie Langdon
	Name:	Julie Langdon
	Title:	Vice President

PENSIONSKASSE DES BUNDES PUBLICA

By:	PGIM Private Capital Limited, as investment manager

	By:	/s/ Donald Campbell
	Name:	Donald Campbell
	Title:	Director

ANNEX A

TO

AMENDMENT NO. 1 AND CONSENT TO THIRD AMENDED AND RESTATED

MULTI-CURRENCY NOTE PURCHASE AND PRIVATE SHELF AGREEMENT

Schedule 6.2

Subsidiaries

[See Attached]

ANNEX B

TO

AMENDMENT NO. 1 AND CONSENT TO THIRD AMENDED AND RESTATED

MULTI-CURRENCY NOTE PURCHASE AND PRIVATE SHELF AGREEMENT

Contemplated Actions

Shelf Agreement Section (Restrictive Covenants)	Contemplated Action Under Project Leo Requiring Consent	Contemplated Action Under Project Horizon Requiring Consent
10.1[1]	MSA SJM’s existence will be eliminated as a result of the Merger

11.4[2]	The FMV Contribution and the Capitalization Contribution

11.6[3]		The consummation of the Equity Sale

11.7[4]	(i) Entry into and consummating the Plan of Division (ii) Entry into and consummating the Merger Agreement (iii) The FMV Contribution and the Capitalization Contribution	(i) Entry into the Equity Sale Documents and consummation of the Equity Sale (ii) The Subordinated Debt Payment (iii) Termination, as to MSA, of the MSA Affiliate Transaction Documents

11.8[5]	(i) The failure to list MSAJ within 45 days of formation as, initially, an Excluded Subsidiary

[1]	Company and its Subsidiaries to preserve existence.
[2]	Company and its Subsidiaries not to make or suffer to remain loans or advances to, acquire securities of, or make capital contributions to, any Person except for listed exceptions.
[3]	Company and its Subsidiaries not to make Asset Dispositions, except allowed up to 10% of Consolidated Net Tangible Assets in a fiscal year.
[4]

Company and its Subsidiaries not to enter into or carry on transactions with MSA / MSA Company Group except reorganization promissory notes, MSA Affiliate Transaction Documents and Permitted MSA Loans.

[5]

Company and its Subsidiaries not to own or create Subsidiaries, except existing Guarantors, existing Excluded Subsidiaries, Foreign Subsidiaries and, in the case of new Domestic Subsidiaries, new Guarantors and new Excluded Subsidiaries (subject to an aggregate limit (10% of EBITDA or 10% of Consolidated Total Assets)).

Shelf Agreement Section (Restrictive Covenants)	Contemplated Action Under Project Leo Requiring Consent	Contemplated Action Under Project Horizon Requiring Consent

(ii) The transitory existence of MSA SJM prior to the Merger

11.11[6]	Entry into and consummating the Plan of Division

11.17[7]	Consent and amendments under the terms of (i) Bank Credit Agreement and (ii) NYL Note Facility, in each case in connection with the Transactions	Consent and amendments under the terms of (i) Bank Credit Agreement and (ii) NYL Note Facility, in each case in connection with the Transactions Allow the Subordinated Debt Payment

[6]	Company and its Subsidiaries not to take any action that would cause MSA to violate any of its separateness covenants contained in the MSA Governing Documents.
[7]	Company and its Subsidiaries not to “amend, modify or change in any manner any term or condition of any Indebtedness”.